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CytRx Corporation

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CytRx’s Board of Directors Sends Important Letter to Stockholders to Expose Dissident Investor and his Misguided Campaign

Exposes Dissident as a “Frivolous Litigant” with a Highly-Questionable Background and Documented History of Poor Judgement

Highlights Dissident’s Efforts to Smear CytRx and Misrepresent his Qualifications, Including by Withholding Information from Stockholders Regarding his Past Legal Issues

Sounds the Alarm to Alert Stockholders to Vote on the BLUE Proxy Card

LOS ANGELES – AUGUST 13, 2020 – CytRx Corporation (OTCQB: CYTR), a specialized biopharmaceutical company focused on research and development for the oncology and neurodegenerative disease categories, today announced that it has mailed a letter to stockholders in connection with the Company’s Annual Meeting of Stockholders that is scheduled for September 3, 2020.

Below please find the full text of the letter sent to CytRx stockholders.

***

August 13, 2020

Dear Stockholders,

We want to alert you to the fact that CytRx Corporation (“CytRx” or the “Company”), its Board of Directors (the “Board”) and you – our valued stockholders – are being attacked by an incredibly malicious individual who is waging a baseless, misleading smear campaign. This irrational individual, who owns LESS THAN 1% of the Company’s outstanding stock, has a long and troubling history that includes bringing frivolous litigation against public and private companies, engaging in disputes with former employers and amassing a troubling record. This individual also lacks any understanding of the biopharmaceutical sector and has no public company experience.

We believe this individual has made clear throughout his campaign that he lacks the type of basic understanding of regulatory requirements and rules that a director of a public company needs to possess, including a complete understanding of how to legally solicit stockholders.

The dissident, Jerald A. Hammann of Minneapolis, Minnesota, is running a distracting and disruptive campaign that is consuming stockholders’ capital and could end up devaluing CytRx’s stock if he is elected to the Board. He wants to install himself as a director of the Company despite having no interest in supporting its progress or targeted goals. Moreover, he has put forth no viable plans or alternative strategy to deserve consideration from stockholders.

We contend that the dissident has demonstrated that he is completely oblivious when it comes to the key details pertaining to CytRx’s business, licensing agreements and strategy. Despite our repeated attempts to initiate a private dialogue and equip him with relevant information, Mr. Hammann appears committed to continuing his low-road campaign regardless of the collateral damage and costs.

It is important to note that CytRx has learned that Mr. Hammann’s recent string of irrational aggression and poor decision-making is part of a broader pattern of behavior that he has established over the past decades. It is critical for stockholders to consider his well-documented public track record of litigious activity and extremely questionable judgement prior to voting at the Company’s upcoming Annual Meeting of Stockholders (the “Annual Meeting”).

MR. HAMMANN HAS A LONG HISTORY OF FRIVOLOUS LEGAL ACTIONS, CONCERNING EMPLOYMENT DISPUTES AND POOR PERSONAL AND FINANCIAL JUDGEMENT

The Board is unanimous in its view that character, integrity and professionalism are core qualifications for serving as a CytRx director. Unfortunately, the dissident has failed to demonstrate any of these qualities when dealing with CytRx’s representatives and seeking to communicate with stockholders. He has chosen to deliberately omit the following items from the four iterations of the preliminary proxy statement that he has filed with the Securities and Exchange Commission (“SEC”):

●	A Lengthy List of Frivolous, Unsuccessful Lawsuits – He has unsuccessfully sued nearly 20 banks, former lessors, real estate companies and other miscellaneous parties. After losing at the lower court level, he has taken numerous cases to the Minnesota Appellate Court, the United States District Court and the United States Supreme Court. A Minnesota court ultimately labeled him a “frivolous litigant.” We believe Mr. Hammann’s litigious tendencies and his willingness to wage costly, unsupported legal actions are indicative of his extremely poor judgement.

●	A Contentious Eviction – He unsuccessfully sued Wells Fargo Bank, N.A. in connection with his eviction from a foreclosed property. He asserted claims for ouster, unlawful exclusion or removal, and breach of landlord covenants. Ultimately, the Hennepin County District Court dismissed the lockout action with prejudice. We believe Mr. Hammann’s involvement in this dispute is further evidence of his poor judgement and raises questions regarding his respect for his obligations.

●	Concerning Disputes with Former Employers – He has sued two former employers: Schwan’s Sales Enterprises Inc. (“Schwan”) and Diversified Consulting Associates, LLC (“Diversified Consulting”). Litigation against Schwan resulted in Mr. Hammann being ordered to pay $12,000 for attorney’s fees and a sanction of $1,000 for his repeated attempts to litigate the matter. Litigation against Diversified Consulting was just filed in July 2020. We question how stockholders can have faith in Mr. Hammann’s ability to serve as a collegial, collaborative director when he frequently has disputes with his employers.

●	No Experience Working at a Biopharmaceutical Company – He contends he has healthcare industry experience based on his accounting career at now-defunct Arthur Andersen LLP, which was complicit in the Enron Corporation fraud, and his subsequent tenure as an independent consultant. A records search conducted by CytRx indicates Mr. Hammann has no experience working at a biopharmaceutical entity or serving on a public company’s board of directors. He is currently the self-reported owner of Healthcare Performance Innovations, which has an unknown business registration and history. We question how stockholders can have faith in Mr. Hammann’s ability to add any value to the Board when he does not understand our business, exhibits poor judgement and possesses no relevant working experience.

In light of these facts, we urge stockholders not to be misled by his value-destructive and misguided crusade to destabilize the Board and target Steven A. Kriegsman. We believe adding an uninformed, irrational individual as a director will only weaken CytRx and undermine our path to enhanced value for all stockholders.

THE BOARD AND MR. KRIEGSMAN ARE IMPLEMENTING THE RIGHT STRATEGY AND POSITIONING CYTRX FOR LONG-TERM SUCCESS

Mr. Kriegsman, who has continuously invested in CytRx without ever selling any stock, is committed to the Company’s long-term strategy and intends to continue drawing on his decades of sector experience and essential relationships to create enduring value for stockholders.

We encourage stockholders seeking to keep CytRx on its value-enhancing path to vote on the Company’s BLUE proxy card to elect both Dr. Louis Ignarro and Mr. Kriegsman to the Board. Given the facts pertaining to Mr. Hammann’s shoddy analysis of CytRx and his troubling record, we believe his presence on the Board would only undermine our strategy, relationships and efforts to attract new partners. Now is not the time to roll the dice on an inexperienced, misinformed individual with a history of poor personal and financial judgement.

As always, we thank you for your continued investment in CytRx and look forward to engaging with you as we continue to prepare for the Annual Meeting.

Sincerely,

Louis Ignarro, PhD, Lead Director	Steven A. Kriegsman, Chairman	Earl W. Brien, M.D., Director	Joel K. Caldwell, CPA, Director

***

Protect Your Investment in CytRx – Please Sign, Date and Promptly Return the BLUE Proxy Card

The Board urges you to carefully consider the information contained in CytRx’s proxy materials and cast your vote on the BLUE proxy card.

●	DO NOT download any white proxy card provided by Jerald A. Hammann
●	DO NOT return any white proxy card to Jerald A. Hammann
●	DO NOT respond to any email or phone solicitations from Jerald A. Hammann

***

About CytRx Corporation

CytRx Corporation (OTCQB: CYTR) is a biopharmaceutical company with expertise in discovering and developing new therapeutics principally to treat patients with cancer and neurodegenerative diseases. CytRx’s most recent advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to ImmunityBio, Inc. In addition, CytRx’s drug candidate, arimoclomol, was sold to Orphazyme A/S (Nasdaq Copenhagen exchange: ORPHA.CO) in exchange for milestone payments and royalties. Orphazyme is developing arimoclomol in four indications including amyotrophic lateral sclerosis (“ALS”), Niemann-Pick disease Type C (“NPC”), Gaucher disease and sporadic Inclusion Body Myositis (“sIBM”). Learn more at www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to the ability of Orphazyme to obtain regulatory approval for, manufacture and commercialize its products and therapies that use arimoclomol; the results of future clinical trials involving arimoclomol; the amount, if any, of future milestone and royalty payments that we may receive from Orphazyme; the ability of ImmunityBio, to obtain regulatory approval for its products that use aldoxorubicin; the ability of ImmunityBio, to manufacture and commercialize products or therapies that use aldoxorubicin; the amount, if any, of future milestone and royalty payments that we may receive from ImmunityBio; and other risks and uncertainties described in the most recent annual and quarterly reports filed by the Company with the SEC and current reports filed since the date of the Company’s most recent annual report. All forward-looking statements are based upon information available to the Company on the date the statements are first published. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Other Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The Company has filed a definitive proxy statement and BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in connection with the Annual Meeting. Stockholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at www.cytrx.com in the “Investors” section under “SEC Filings.”

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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